November 14, 1995

Mr. John Costello, Assistant Treasurer
Fidelity Destiny Portfolios
82 Devonshire Street
Boston, MA  02109

Dear Mr. Costello:

Fidelity Destiny Fund, Inc. was a corporation organized under the laws of the Commonwealth of Massachusetts, under the name of Fidelity Systematic Investment Fund, Inc., whose name was changed to Fidelity Destiny Fund, Inc. on May 21, 1969. On
August 1, 1984, at the time of its reorganization as a Massachusetts business trust, the name of Fidelity Destiny Fund Inc. was changed to Fidelity Destiny Fund. The name was further changed to Fidelity Destiny Portfolios (the Fund) following the filing of a supplement to the Declaration of Trust adopted by a majority vote of the Board of Trustees at a meeting held on December 20, 1985, and executed and delivered in Boston, Massachusetts on January 16, 1986.

I have conducted such legal and factual inquiry as I have deemed necessary for the purpose of rendering this opinion.

Under Article III, Section 1 of the Declaration of Trust, the beneficial interest in the Trust shall be divided into such transferable Shares of one or more separate and distinct Series as the Trustees shall from time to time create and establish. The number of Shares is unlimited and each Share shall be without par value and shall be fully paid and nonassessable. The Trustees shall have full power and authority, in their sole discretion and without obtaining any prior authorization or vote of the Shareholders of the Trust to create and establish (and to change in any manner) Shares with such preferences, voting powers, rights and privileges as the Trustees may from time to time determine, to divide or combine the Shares into a greater or lesser number, to classify or reclassify any issued Shares into one or more Series of Shares, to abolish any one or more Series of Shares, and to take such other action with respect to the Shares as the Trustees may deem desirable. Under Article III,
Section 4, the Trustees shall accept investments in the Trust from such persons and on such terms as they may from time to time authorize. Such investments may be in the form of cash or securities in which the appropriate Series is authorized to invest, valued as provided in Article X, Section 3. After the date of the initial contribution of capital, the number of Shares to represent the initial contribution may in the Trustees discretion be considered as outstanding and the amount received by the Trustees on account of the contribution shall be treated as an asset of the Trust.
Subsequent investments in the Trust shall be credited to each Shareholders account in the form of full Shares at the Net Asset
Value per Share next determined after the investment is received; provided, however, that the Trustees may, in their sole discretion,
(a) impose a sales charge upon investments in the Trust and (b) issue fractional Shares.

By a vote adopted on August 1, 1984 and amended on February
22, 1985, the Board of Trustees authorized the issue and sale of an unlimited number of shares of beneficial interest of this Trust in accordance with the terms included in the Registration Statement and subject to the limitations of the Declaration of Trust and any amendments thereto.

I understand from you that, pursuant to Rule 24f-2 under the Investment Company Act of 1940, the Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933. I further understand that, pursuant to the provisions of Rule 24f-2, the Trust is about to file with the Securities and Exchange Commission a notice making definite the registration of 17,687,611 shares of the Fund (the Shares) sold in reliance upon Rule 24f-2 during the year ending September 30, 1995.

I am of the opinion that all necessary Trust action precedent to the issuance of the Shares, has been duly taken, and that all the Shares were legally and validly issued, and are fully paid and nonassessable except as described in the Trusts Statement of Additional
Information under the heading "Shareholder and Trustee Liability."
In rendering this opinion, I rely on the representation by the Trust that it or its agents received consideration for the Shares in accordance with the Trust's Declaration of Trust, and I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with sales of the Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with a Rule 24f-2 Notice which you are about to file under the 1940 Act with said
Commission.

Sincerely,




Arthur S. Loring, Esq.
Vice President - Legal



Mr. John Costello, Assistant Treasurer
November 14, 1995
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